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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. __________)*


                            GRANITE FINANCIAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  3874OH 10 7
                        --------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 3874OH 10 7                          13G




    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            JAMES E. LEWIS


    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP*
                                                                      (a)  [ ]

                                                                      (b)  [ ]


    3      SEC USE ONLY





    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                            UNITED STATES

                            5     SOLE VOTING POWER
         NUMBER                           755,000
        OF SHARES
      BENEFICIALLY          6     SHARED VOTING POWER
        OWNED BY                          755,000
          EACH
        REPORTING           7     SOLE DISPOSITIVE POWER
       PERSON WITH                        755,000

                            8     SHARED DISPOSITIVE POWER
                                          755,000

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            755,000

    10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                            21.4%

    12     TYPE OF REPORTING PERSON*

                            IN




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                                  SCHEDULE 13G

ITEM   1.

   (a) Name of Issuer:

       GRANITE FINANCIAL, INC.

   (b) Address of Issuer's Principal Executive Offices:

       6424 WEST 91ST AVENUE, WESTMINSTER, COLORADO 80030

ITEM   2.

   (a) Name of Persons Filing:

       JAMES E. LEWIS

   (b) Address of Principal Business Office or, if none, Residence:

       6424 WEST 91ST AVENUE, WESTMINSTER, COLORADO 80030

   (c) Citizenship:

       UNITED STATES

   (d) Title of Class of Securities:

       COMMON STOCK

   (e) CUSIP Number:

       3874OH 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSONS FILING ARE A:


  (a) [ ] Broker or Dealer registered under section 15 of the Act
  (b) [ ] Bank as defined in section 3(a)(6) of the Act
  (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
  (d) [ ] Investment Company registered under section 8 of the Investment Company Act
  (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund
  (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)
  (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)






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ITEM   4.  OWNERSHIP

   (a) Amount Beneficially Owned:

       755,000 shares

   (b) Percent of Class:

       21.4%

   (c) Number of shares as to which such persons (See Item 6 below) have:

          i) sole power to vote or to direct the vote:
               755,000 shares
         ii) shared power to vote or to direct the vote:
               755,000 shares
        iii) sole power to dispose or to direct the disposition of:
               755,000 shares
         iv) shared power to dispose or to direct the disposition of:
               755,000 shares

ITEM   5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM   6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

       Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
           PARENT HOLDING COMPANY

       Not applicable.

ITEM   8.  IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP

       Not applicable.

ITEM   9.  NOTICE OF DISSOLUTION OF GROUP

       Not applicable.

ITEM   10.  CERTIFICATION

       Not applicable.





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                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     February 13, 1997
                                     --------------------------------------
                                                      Date

                                      /s/ JAMES E. LEWIS
                                      --------------------------------------
                                      JAMES E. LEWIS





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